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                                                                    EXHIBIT 99.9

GMAC MORTGAGE

    March 10, 2005

    REDWOOD TRUST, INC.
    KERRY A. LAYDEN
    ONE BELVEDERE PLACE
    SUITE 300
    MILL VALLEY, CA 94941

    RE: ANNUAL OFFICERS STATEMENT
        OF COMPLIANCE YEAR ENDING 2004
        GMACM INVESTOR AGREEMENT # 41040

    We hereby certify to the best of our knowledge and belief, that for the calendar year 2004:

    1. A review of the activities of the Seller / Servicer and of performance according to the Seller / Servicer contract has been made with the undersigned Officer's knowledge.

    2. To the best of the undersigned Officer's knowledge, and based on such review, the Seller / Servicer has fulfilled all its obligations under the Guides for such year.

    3. If applicable, GMACM has filed the information returns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J and 6050P of the Code, received in a trade or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property.

    4. All hazard, flood, FHA mortgage insurance and primary mortgage insurance premiums, taxes, ground rents, assessments and other lienable items have been paid in connection with the mortgaged properties.

    5.    All property inspections have been completed as required.

    6.    Compliance relative to Adjustable Rate Mortgages has been met.

    7. Fidelity Bond and Errors and Omissions Insurance coverage is current, in full force and effect.

    Servicer: GMAC Mortgage Corporation

    By: /s/ Michael Kacergis
        -----------------------

    Name: Michael Kacergis

    Title: Manager, Contract Administration
           National Loan Administration Risk and Compliance

500 Enterprise Road
Suite 150
Horsham, PA 19044